UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   January 30, 2006 (January 25, 2006)

SPEAR & JACKSON, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-32013	91-2037081
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 South LaSalle Street, Suite 201, Chicago, Illinois 60605

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code   (312) 765-0680

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05    Material Costs Associated with the Adoption of an Exit or Disposal Plan

On January 25, 2006, Spear & Jackson, Inc. (“the Company”) announced the closure of the remaining element of its manufacturing site at Wednesbury, England. All manufacturing, assembly, warehouse and distribution operations currently performed at this location will be transferred to the Company’s principal UK handtools manufacturing site in Sheffield.

The closure and relocation of the Wednesbury facility are expected to take approximately six months and the costs of this exercise are anticipated to be circa. £1.2 million ($2.1 million). These costs include employee severance payments, site closure expenses, factory reorganization expenses, plant transfer costs and associated capital expenditure. Negotiations are currently in progress regarding the sale of the Wednesbury site to a non-related third party. It is expected that the sales price of the site will be in excess of the property’s net book amount and the Company does not therefore anticipate that any provision will be required against the balance sheet carrying value of the site in the Company’s financial statements as at December 31, 2005. Funds realized from any disposal will be used to finance the closure costs with any excess sale proceeds being reinvested in the business.

The site closure forms part of the Company’s UK manufacturing reorganization program which has been initiated to regenerate and modernize key areas of the hand and garden tools business. The closure will enable the Company to consolidate its two UK hand and garden tool manufacturing sites and will allow the Company to develop a modern manufacturing, warehouse and distribution facility which will be well placed to meet the current and future needs of its customers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spear & Jackson, Inc.

Date: January 30, 2006	/s/ William Fletcher
William Fletcher
Acting Chief Executive Officer